Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Blue Coat Systems, Inc. pertaining to the Packeteer, Inc 1999 Stock Incentive Plan, Workfire Technologies International, Inc. 2000 Stock Option Plan, and Tacit Networks, Inc. 2000 Equity Incentive Plan of our reports dated July 10, 2007, with respect to the consolidated financial statements and schedule of Blue Coat Systems, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2007, Blue Coat Systems, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

June 18, 2008